UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Insys Therapeutics, Inc.
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PROXY MATERIALS

1333 South Spectrum Blvd, Suite 100, Chandler, AZ 85286

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 3, 2016

TO THE STOCKHOLDERS OF INSYS THERAPEUTICS, INC.:

You are cordially invited to attend the 2016 annual meeting of stockholders of Insys Therapeutics, Inc. (the “Company,” “we,” “our,” “us” or “Insys Therapeutics”) to be held at 11:00 a.m., local time on May 3, 2016, at the Company’s headquarters located at 1333 South Spectrum Blvd, Suite 100, Chandler, AZ 85286 for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect three Class III directors nominated by our board of directors.
2.	To ratify the selection by our Audit Committee of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.
3.	To hold an advisory vote to approve the compensation of our named executive officers.
4.	To hold an advisory vote to recommend the frequency of the stockholder vote to approve the compensation of our named executive officers.
5.	To transact such other and further business, if any, as lawfully may be brought before the meeting.

The record date for the determination of the stockholders entitled to vote at the meeting or at any adjournment thereof is the close of business on April 11, 2016. A list of stockholders entitled to vote at the meeting will be open to the examination of any stockholder, for any purpose germane to the meeting, at the location of the meeting on and during ordinary business hours for 10 days prior to the meeting at our principal offices located at 1333 South Spectrum Blvd, Suite 100, Chandler, AZ 85286.

As outlined in the proxy statement, our board of directors recommends that you vote “FOR” each of the nominees nominated by our board of directors under Proposal 1, “FOR” Proposals 2 and 3, and “THREE YEARS” for Proposal 4. Please refer to the proxy statement for detailed information on each of the proposals.

By Order of the Board of Directors

/s/ John N. Kapoor

Chairman, President and Chief Executive Officer

INSYS THERAPEUTICS, INC.
1333 South Spectrum Blvd, Suite 100, Chandler, AZ 85286

PROXY STATEMENT

For the Annual Meeting of Stockholders
To Be Held May 3, 2016

April 19, 2016

It is important that your shares be represented at the meeting regardless of the number of shares you hold. Whether or not you expect to attend the meeting in person, please complete, date, sign and return the accompanying proxy in the enclosed envelope to ensure the presence of a quorum at the meeting. Even if you have voted by proxy, and you attend the meeting, you may, if you prefer, revoke your proxy and vote your shares in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you will not be permitted to vote in person at the meeting unless you first obtain a legal proxy issued in your name from the record holder.

This Proxy Statement was first mailed to stockholders of Insys Therapeutics, Inc. on or about April 19, 2016. This proxy statement contains information on matters to be voted upon at the annual meeting or any adjournments of that meeting.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to Be Held on May 3, 2016.

This proxy statement and our 2015 annual report to stockholders are available on our website at http://www.insysrx.com under the heading “Investors.”

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why have I received these materials?

This proxy statement and the enclosed proxy card were sent to you because our Board of Directors (“Board”) is soliciting your proxy to vote at the annual meeting of stockholders to be held on May 3, 2016. You are cordially invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement. We intend to mail this proxy statement and accompanying proxy card and our 2015 annual report on or about April 19, 2016 to all stockholders entitled to vote at the annual meeting.

Who is entitled to vote at the Annual Meeting?

Stockholders of record as of the close of business on April 11, 2016 (the “Record Date”) will be entitled to vote at the annual meeting. As of the Record Date, there were 71,532,427 shares of common stock outstanding and entitled to vote. On each matter, the holders of the common stock will be entitled to one vote for each share of common stock held as of the record date. There is no cumulative voting with respect to the election of directors.

Stockholder of Record: Shares Registered in Your Name. If on the Record Date you were a “record” stockholder of common stock (that is, if you held common stock in your own name in the stock records maintained by our transfer agent, Computershare Investor Services, LLC (“Computershare”)), you may vote in person at the annual meeting or by proxy. Whether or not you intend to attend the annual meeting, we encourage you to complete and sign the accompanying proxy card and mail it to Insys Therapeutics to ensure your vote is counted.

What am I voting on?

There are four matters scheduled for a vote:

1.	To elect the three Class III directors nominated by our Board.

2.	To ratify the selection by our Audit Committee of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

3.	To hold an advisory vote to approve the compensation of our named executive officers.

4.	To hold an advisory vote to recommend the frequency of the stockholder vote to approve the compensation of our named executive officers.

How do I vote?

You may either vote “FOR” or “WITHHOLD” for each of the Company’s nominees for Director (Proposal 1). You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting to ratify the Company’s selection of BDO USA, LLP as its independent registered public accounting firm (Proposal 2). You may vote “FOR” or “AGAINST” or “ABSTAIN” for the advisory vote to approve the compensation of our named executive officers (Proposal 3). You may vote “ONE YEAR” or “TWO YEARS” or “THREE YEARS” or “ABSTAIN” for the advisory vote to recommend the frequency of the stockholder vote to approve the compensation of our named executive officers (Proposal 4).

Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you may vote in person at the annual meeting, or you may vote by proxy using the enclosed proxy card. You may also vote over the Internet at www.investorvote.com/INSY or vote by telephone at 1-800-652-8683. Please see the proxy card for voting instructions.

Whether or not you plan to attend the annual meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the annual meeting and vote in person if you have already voted by proxy.

●	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

●

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank. If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received an instruction card and voting instructions with these proxy materials from that organization rather than from Insys Therapeutics. In order to vote, complete and mail the instruction card received from your broker or bank to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker, bank or such other applicable agent. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker, bank, or other agent included with these proxy materials, or contact your broker, bank, or such other agent to request a proxy form.

What constitutes a quorum for purposes of the annual meeting?

A quorum of stockholders is necessary to hold a valid meeting. The presence at the annual meeting in person or by proxy of the holders of a majority of the voting power of all outstanding shares of common stock entitled to vote, shall constitute a quorum for the transaction of business at the meeting. Proxies marked as abstaining or containing broker non-votes on any matter to be acted upon by stockholders will be treated as present at the meeting for purposes of determining a quorum. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How does the Board recommend that I vote my shares?

The Board’s recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

1.	“FOR” the election of the three Class III directors nominated by our Board; and

2.	“FOR” the ratification of the selection by our Audit Committee of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

3.	“FOR” the advisory vote to approve the compensation of our named executive officers.

4.	“THREE YEARS” for the advisory vote to recommend the frequency of the stockholder vote to approve the compensation of our named executive officers.

With respect to any other matter that properly comes before the annual meeting, the proxies will vote as recommended by the Board or, if no recommendation is given, in their own discretion. As of the date of this proxy statement, the Board had no knowledge of any business other than that described herein that would be presented for consideration at the annual meeting.

What if I return a proxy card but do not make specific choices?

Stockholders of Record: Shares Registered in your Name. If you are the stockholder of record and return a signed and dated proxy card without marking any voting selections, your shares will be voted “FOR” the election of the three Class III nominees for director nominated by our Board (Proposal 1), “FOR” the ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 (Proposal 2), “FOR” the advisory vote to approve the compensation of our named executive officers (Proposal 3) and “EVERY THREE YEARS” for the advisory vote to recommend the frequency of the stockholder vote to approve the compensation of our named executive officers. If any other matter is properly presented at the annual meeting, your proxy (the individual named on your proxy card) will vote your shares using his best judgment.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If you are the beneficial owner, but not the stockholder of record, and return a signed and dated proxy card without marking any voting selections, your shares may not be voted by your nominee for the election of any of the three Class III nominees for director (Proposal 1), the advisory vote to approve the compensation of our named executive officers (Proposal 3) and the advisory vote to recommend the frequency of the stockholder vote to approve the compensation of our named executive officers (Proposal 4), as these proposals are considered “non-routine”. In such cases, your vote will be considered a “broker non-vote.” However, your shares may be voted by your nominee for the ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 (Proposal 2).

How many votes are needed to approve each proposal?

Proposal 1. The election of directors will be determined by a plurality of the votes cast at the annual meeting by shares represented in person or by proxy and entitled to vote for the election of directors. A plurality means the highest number of “FOR” votes. Therefore, the three nominees receiving the most “FOR” votes will be elected. Abstentions and broker non-votes will have no effect on the outcome.

Proposal 2. The ratification of the selection by our Audit Committee of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 requires the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote on the proposal. Abstentions will have the effect of a vote against the proposal.

Proposal 3. The advisory vote to approve the compensation of our named executive officers requires the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote on the proposal. Abstentions will have the effect of a vote against the proposal. Broker non-votes will have no effect on the outcome.

Proposal 4. For the advisory vote to recommend the frequency of the stockholder vote to approve the compensation of our named executive officers, the alternative receiving the greatest number of votes will be considered the frequency recommended by the stockholders. Abstentions and broker non-votes will have no effect on the outcome.

Can I revoke or change my vote after I return my proxy card?

Yes. For stockholders of record, any time after you have submitted a proxy card and before the proxy card is exercised, you may revoke or change your vote in one of three ways:

●	You may submit a written notice of revocation to the Company’s Corporate Secretary at 1333 South Spectrum Blvd, Suite 100, Chandler, AZ 85286.

●	You may submit a proxy bearing a later date.

●	You may attend the annual meeting and vote in person. Attendance at the meeting will not, by itself, revoke a proxy.

For beneficial owners, you will need to revoke or resubmit your voting instructions through your broker or nominee and in accordance with its procedures. In order to attend the annual meeting and vote in person, you will need to obtain a legal proxy from your broker or nominee, the stockholder of record.

Who will bear the expense of soliciting proxies in connection with this proxy statement?

Insys Therapeutics will bear the cost of soliciting proxies in the form enclosed. In addition to the solicitation by mail, proxies may be solicited personally or by telephone, facsimile, online posting or electronic transmission by our employees. Our employees will not receive any additional compensation for participating in proxy solicitation. We may reimburse brokers holding common stock in their names or in the names of their nominees for their expenses in sending proxy materials to the beneficial owners of such common stock.

Is there any information that I should know about future annual meetings?

If any stockholder would like to make a proposal at our 2017 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we must receive it no later than December 19, 2016 in order that it may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

If any stockholder intends to nominate a director or submit a proposal at the 2017 annual meeting of stockholders without inclusion of such proposal in our proxy materials, we must receive notice of such proposal no earlier than January 3, 2017 and no later than the close of business on February 2, 2017. Any notice received prior to January 3, 2017 or after February 2, 2017 is untimely. We reserve that right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Proposals should be addressed to our Corporate Secretary at 1333 South Spectrum Blvd, Suite 100, Chandler, AZ 85286.

What does it mean if I receive more than one proxy?

If you receive more than one proxy, it means you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Computershare. Computershare’s address and telephone are as follows, address: 211 Quality Circle, Suite 210, College Station, TX 77845; telephone number: (800) 962-4284.

PROPOSALS

PROPOSAL 1. ELECTION OF DIRECTORS

Our Board consists of six members and is structured in three classes that are elected in staggered years for a term of three years. For this annual meeting three Class III directors will be elected. The Board has nominated Patrick P. Fourteau, Dr. John N. Kapoor and Dr. Theodore H. Stanley as the three Class III candidates for election at the annual meeting and recommends that stockholders vote “FOR” the election of these director nominees.

Each of these nominees are currently directors. If elected at the annual meeting, each of these nominees would serve until the 2019 annual meeting and until his successor is elected and has qualified, or until the director’s death, resignation or removal. In the unanticipated event that one or more of such nominees becomes unavailable as a candidate for director, the persons named in the accompanying proxy will vote for another candidate nominated by the Board. Each person nominated for election has agreed to serve if elected and we have no reason to believe that any nominee will be unable to serve.

For more information, including biographical information, regarding these three nominees or the other members of our Board or information regarding our Board structure see the section entitled “Corporate Governance and Related Matters” elsewhere in this proxy statement.

Required Vote and Board Recommendation

Directors are elected by a plurality of the votes properly cast in person or by proxy. The three nominees receiving the highest number of “FOR” votes will be elected. Abstentions and broker non-votes will have no effect on the outcome.

The Board recommends a vote “FOR” each of the
above-named director nominees in Proposal 1.

PROPOSAL 2. RATIFICATION OF THE SELECTION OF BDO USA, LLP AS
OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR
THE FISCAL YEAR ENDING DECEMBER 31, 2016

The Board is seeking stockholder ratification of the Audit Committee’s selection of BDO USA, LLP (“BDO”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2016. As a result of the Audit Committee’s review and consideration and following careful deliberation, the Audit Committee has re-appointed BDO as the Company’s independent registered public accounting firm and as auditors of the Company’s consolidated financial statements for 2016. BDO has served as the Company’s independent registered public accounting firm since its appointment in July 2007.

In the event of a negative vote on such ratification by the Company’s stockholders, the Audit Committee will reconsider its selection. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company and its stockholders. Representatives of BDO are expected to be present at the annual meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Audit Fees

We have paid fees to BDO for the following professional services that they have provided to us as of, and for the years ended, December 31, 2015 and 2014:

(i)	the audit of our consolidated financial statements, as included in our Annual Reports on Form 10-K filed with the SEC;

(ii)	the reviews of our condensed consolidated interim financial statements, as filed on Forms 10-Q with the SEC; and

(iii)	reviews of other statutory and regulatory filings, such as registration statements on Forms S-1 or S-8.

Aggregate fees, including out-of-pocket expenses, for the above-listed professional services rendered by BDO during 2015 and 2014 were $787,000 and $290,546, respectively.

Audit-Related Fees

There were no audit-related fees paid to BDO during the years ended December 31, 2015 and 2014.

Tax Fees

There were $175,000 of fees, including out-of-pocket expenses, for professional services rendered by BDO in connection with tax compliance, tax advice and corporate tax planning for the year ended December 31, 2015. There were no fees for professional services rendered by BDO in connection with tax compliance, tax advice and corporate tax planning for the year ended December 31, 2014.

All Other Fees

There were no additional fees paid to BDO during the years ended December 31, 2015 and 2014.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has considered whether the provision of services covered in the preceding paragraphs is compatible with maintaining independence of our registered public accounting firm. At their regularly scheduled and special meetings, the Audit Committee considers and pre-approves any audit and non-audit services to be performed for us by our independent registered public accounting firm. For 2015, the Audit Committee pre-approved all of the audit services that were performed by BDO.

Required Vote and Board Recommendation

Approval of the ratification of BDO requires the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote on the proposal. Abstentions will have the effect of a vote against the proposal.

The Board unanimously recommends that you vote “FOR”
PROPOSAL 2 regarding the ratification of BDO as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

PROPOSAL 3. ADVISORY VOTE TO APPROVE THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act, we are asking stockholders to cast an advisory vote on to approve the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K.

While this vote is advisory, and not binding on the Company, it will provide information to our Board and our compensation committee regarding investor sentiment about our executive compensation philosophy, policies and practices. Our Board and our compensation committee value the opinions of our stockholders and, to the extent there is any significant vote against the compensation of our named executive officers as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and our compensation committee will evaluate whether any actions are necessary to address those concerns.

In considering their vote, stockholders may wish to review with care the information on the Company’s compensation policies and decisions regarding our named executive officers contained in the “Compensation Discussion and Analysis”. As discussed there, our Board believes that our long-term success depends in large measure on the talents of our employees. Our compensation system plays a significant role in our ability to attract, retain, and motivate the highest quality workforce. Our Board believes that its current compensation program achieves the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our stockholders to cast a non-binding advisory vote “FOR” the following resolution at the 2016 annual meeting:

“RESOLVED, that stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation discussion and analysis, the compensation tables, and any narrative executive compensation disclosure contained in this Proxy Statement.”

Required Vote and Board Recommendation

The advisory vote to approve the compensation of our named executive officers requires the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote on the proposal. Abstentions will have the effect of a vote against the proposal. Broker non-votes will have no effect on the outcome.

The Board unanimously recommends that you vote “FOR”
PROPOSAL 3 regarding the advisory vote to approve the compensation of our named executive officers.

PROPOSAL 4. ADVISORY VOTE TO RECOMMEND THE FREQUENCY OF THE STOCKHOLDER

VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act, we are asking stockholders to cast an advisory vote on the frequency of future advisory votes on executive compensation. Stockholders may specify whether they prefer such votes to occur every year, every two years, every three years or they may abstain.

Our Board recommends that future advisory votes on executive compensation occur every three years. Because our executive compensation programs are designed to reward long-term performance and operate over a period of years, stockholders should evaluate how our programs perform over the long term. Also, an advisory vote every three years provides an appropriate period for our Board and our compensation committee to evaluate the results of the most recent advisory vote on executive compensation and to develop and implement any appropriate adjustments to our executive compensation programs. Conducting an advisory vote every three years would provide stockholders a meaningful opportunity to provide regular feedback and sufficient time for us to respond to it.

Although the vote is not binding, our Board will consider the voting results in determining the frequency of future advisory votes. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

Required Vote and Board Recommendation

For the advisory vote to recommend the frequency of the stockholder vote to approve the compensation of our named executive officers, the alternative receiving the greatest number of votes will be considered the frequency recommended by the stockholders. Abstentions and broker non-votes will have no effect on the outcome

The Board unanimously recommends that you vote “THREE YEARS”
for the advisory vote to recommend the frequency of the stockholder vote to approve the compensation of our named executive officers in Proposal 4.

CORPORATE GOVERNANCE AND RELATED MATTERS

Board of Directors and Management

Executive Officers and Directors

The following table sets forth certain information regarding our executive officers and directors as of March 1, 2016:

Name	Age	Position(s)
John N. Kapoor, Ph.D.(7)	72	Chairman, President and Chief Executive Officer
Darryl S. Baker	47	Chief Financial Officer
Daniel Brennan	48	Executive Vice President and Chief Operating Officer
Franc Del Fosse	44	General Counsel and Corporate Secretary
Patrick P. Fourteau(1)(2)(4)(7)	68	Director
Pierre Lapalme(2)(3)(4)(6)	75	Director
Steven Meyer(1)(4)(5)	59	Director
Theodore H. Stanley, M.D.(2)(3)(7)	75	Director
Brian Tambi(1)(5)	70	Director

(1)     Member of the audit committee.

(2)     Member of the compensation committee.

(3)     Member of the nominating and corporate governance committee.

(4)     Member of compliance committee

(5)     Class I director

(6)     Class II director

(7)     Class III director

John N. Kapoor, Ph.D. has served on our Board since our formation in 1990, has served as Chairman since June 2006 and has served as President and Chief Executive Officer since November 2015. Dr. Kapoor previously served as Chairman from 1990 to 2004. Dr. Kapoor also served as a director of Insys Pharma from its inception in 2002. Dr. Kapoor has served as the President and chairman of the board of directors of EJ Financial Enterprises since forming the company in 1990. Dr. Kapoor is also the Managing Partner of Kapoor-Pharma Investments, an investment company that he founded in 2000. Dr. Kapoor serves as the chairman of the board of directors of Akorn, Inc., a publicly traded specialty pharmaceutical company, where he previously served as the Chief Executive Officer from March 2001 to December 2002 and from May 1996 to November 1998. Dr. Kapoor also served as the chairman of the board of directors of Sciele Pharma and OptionCare, a specialty pharmaceutical services company, where he served as Chief Executive Officer from August 1993 to April 1996. Dr. Kapoor received his Ph.D. in Medicinal Chemistry from the State University of New York at Buffalo and a B.S. in Pharmacy from Bombay University in India. We believe that Dr. Kapoor’s leadership experience in the biopharmaceutical industry and his success as a venture capitalist add valuable expertise and insight to our Board and uniquely qualify him to serve as our Chairman.

Darryl S. Baker has served as our Chief Financial Officer since October 2012. From 2001 to 2012, Mr. Baker served as Chief Financial Officer and Corporate Controller for iGo, a developer of power management solutions and accessories for mobile electronic devices. From 2000 to 2001, Mr. Baker served as the Corporate Controller for Integrated Information Systems, Inc., a provider of secure integrated information technology solutions. From 1997 to 1999, Mr. Baker served as the Corporate Controller for SkyMall, Inc., a specialty retailer. Prior to 1997, Mr. Baker was an audit manager for Ernst & Young. Mr. Baker earned his B.S. in Accountancy from the Marriott School of Management at Brigham Young University and is a Certified Public Accountant in the states of California and Arizona and is also a Chartered Global Management Accountant. We believe that Mr. Baker has extensive experience in accounting, SEC compliance for smaller public companies, merger and acquisition transactions, and small business financing.

Daniel Brennan, has served as our Executive Vice President and Chief Operating Officer since November 2015. From 2009 to November 2015, Mr. Brennan was Vice President and Group General Manager of Lundbeck LLC’s Neurology Business Unit and U.S. Business Development group. From 2007 to 2009, he worked at Abbott Laboratories where he lead Abbott’s Hospital Product Pharmaceutical group. In addition, from 1997 to 2007, Mr. Brennan worked at Eli Lilly and Company in multiple positions including as a director in the Global Sales and Marketing Unit and a senior manager, Global New Product Planning, Neuroscience. Mr. Brennan received a B.A. from the University of Notre Dame and an MBA degree from the Kellogg Graduate School of Business at Northwestern University. He serves on the Board of Directors of the Illinois Biotechnology Industry Organization (iBIO) and the Executive Board of Directors for Court Appointed Special Advocates (CASA) in Lake County, IL. We believe that Mr. Brennan brings sales, marketing and new product development expertise from his experience in the pharmaceutical industry.

Franc Del Fosse, has served as our General Counsel since February 2014. Prior to 2014, Mr. Del Fosse was a partner at the law firm of Snell & Wilmer L.L.P. He was an attorney at Snell & Wilmer from 2005-2014. From 2001-2005, Mr. Del Fosse was an associate at the law firm of Shearman & Sterling. Mr. Del Fosse holds a J.D. degree from Columbia University School of Law and an undergraduate degree from Arizona State University. He is a member of the State Bar of California and Arizona. We believe that Mr. Del Fosse has an extensive and multi-disciplinary legal background conducive to various legal needs of our growing and evolving company.

Patrick P. Fourteau has served on our Board since March 2011. Mr. Fourteau currently serves as the Chief Executive Officer and a member of the Board of Directors of New Haven Pharmaceutical. Mr. Fourteau served as President and Chief Executive Officer of Shionogi from 2008 until 2010. Prior to the acquisition of Sciele Pharma by Shionogi, Mr. Fourteau served as President and CEO of Sciele Pharma from 2003 until 2008 and served on the board of directors of Sciele from 2004 until 2008. Mr. Fourteau served as President of Worldwide Sales of inVentiv Health, Inc. from 2000 to 2002. Mr. Fourteau served as President of various divisions of St. Jude Medical, Inc. from 1995 to 2000 and as an Executive of Eli Lilly and Company prior to 1995. Mr. Fourteau earned his MBA from Harvard University and a B.A. and M.A. in Mathematics from the University of California, Berkeley. We believe that Mr. Fourteau’s leadership experience in the pharmaceutical industry adds valuable expertise and insight to our Board.

Pierre Lapalme has served on our Board since March 2011. Mr. Lapalme joined BioMarin Pharmaceutical Inc.’s Board in January 2004. From 1995 until his retirement in 2003, he served as the President and Chief Executive Officer of North America Ethypharm, Inc., a drug delivery company. Throughout his career, Mr. Lapalme held numerous senior management positions in the pharmaceutical industry, including Chief Executive Officer and Chairman of the Board of Rhône-Poulenc Pharmaceuticals, Inc., in Canada, from 1979 to 1994, and Senior Vice President and General Manager of North America Ethicals, a division of Rhône-Poulenc Rorer, Inc. (now known as Sanofi) where he oversaw the development of the ethical pharmaceutical business in the United States, Canada, Mexico, and Central America. Mr. Lapalme served on the board of the National Pharmaceutical Council and was a board member of the Pharmaceutical Manufacturers Association of Canada, where he played a leading role in reinstituting certain patent protection for pharmaceuticals. Mr. Lapalme previously served on the board of directors of two public companies during the past five years: Sciele Pharmaceuticals Inc. from 2000 to 2008 and Bioxel Pharma from 2004 to 2009. He also serves on the board of three private biotech companies and was appointed to the board Aeterna Zentaris, a biopharmaceutical company, in December 2009. Mr. Lapalme studied at the University of Western Ontario and INSEAD France. We believe that Mr. Lapalme’s experience in the pharmaceutical industry gives him a valuable understanding of our industry which qualifies him to serve as a member of our Board.

Steven Meyer has served on our Board since November 2010. From August 2007 until November 2010, Mr. Meyer served as a director of Insys Pharma. Since November 2005, Mr. Meyer has served as the Chief Financial Officer of JVM Realty Corporation, a private investment firm specializing in the acquisition, re-positioning and management of real estate for investors. Prior to that, Mr. Meyer was employed by Baxter International Incorporated, a global healthcare company, where he served as Corporate Treasurer from January 1997 to July 2004. Mr. Meyer earned his MBA in finance and accounting from the Kellogg Graduate School of Management at Northwestern University and his B.A. in Economics from the University of Illinois in Champaign-Urbana. He is an Illinois Certified Public Accountant. We believe that Mr. Meyer’s management experience and his knowledge of the finance and healthcare industries give him a valuable understanding of our industry which qualifies him to serve as a member of our Board.

Theodore H. Stanley, M.D. has served on our Board since March 2013. Since July 2009, Dr. Stanley has served as a managing director of UpStart Ventures, a venture capital fund focusing on investments in life sciences companies, and since 1978, Dr. Stanley has been a full time professor in the Department of Anesthesiology at the University of Utah, School of Medicine. In 1985, Dr. Stanley co-founded Anesta Corp., a publicly held pharmaceutical company focusing on the development of transmucosal drug products, including its lead product, Actiq, which was co-invented by Dr. Stanley in 1983. From 1985 to December 1997, Dr. Stanley served as chairman of the board of Anesta and served as Anesta’s Medical Director until April 1994, following which he served as founding chairman from January 1998 until the sale of Anesta to Cephalon in October 2000. In 1996, Dr. Stanley co-founded ZARS Pharma, Inc., a privately held specialty pharmaceutical company that focused on the development and commercialization of topically administered drugs primarily in the area of pain management. Dr. Stanley served as chairman of the board of directors of ZARS Pharma until its acquisition in May 2011 by Nuvo Research Inc., a publicly held Canadian pharmaceutical company, of which Dr. Stanley currently serves as a director. Dr. Stanley also serves on the board of directors of seven privately held life sciences companies, four of which he serves as chairman of the board. Dr. Stanley earned his M.D. degree from Columbia University, College of Physicians and Surgeons (Medical Science), as well as an A.B. from Columbia College. We believe that Dr. Stanley’s extensive operational and leadership experience in the pharmaceutical industry, including his experience in the development and commercialization of transmucosal drug products, brings valuable expertise and insight to our Board.

Brian Tambi has served on our Board since November 2010. Mr. Tambi currently serves as a member of the board of directors of Akorn, Inc. From August 2007 until the November 2010, Mr. Tambi served as a director of Insys Pharma. Since forming the company in January 2006, Mr. Tambi has served as the Chairman of the Board, President and Chief Executive Officer of BrianT Laboratories LLC, a pharmaceutical company currently focused on developing, manufacturing and marketing combinations of leading single agent drugs and delivery systems. From 1995 to January 2007, Mr. Tambi served as the Chairman, President and Chief Executive Officer of Morton Grove Pharmaceuticals, Inc. Prior to Morton Grove, Mr. Tambi served as President of Ivax North American Pharmaceuticals and as a member of the board of directors of Ivax Corporation (acquired by Teva), a publicly traded pharmaceutical company. Mr. Tambi also served as Chief Operating Officer of Fujisawa USA, Inc., a subsidiary of Fujisawa Pharmaceutical Company, Ltd. Mr. Tambi also held executive positions at Lyphomed, Inc. and Bristol-Myers Squibb. Mr. Tambi earned his MBA in International Finance & Economics and his B.S. in Corporate Finance from Syracuse University. We believe that Mr. Tambi’s drug development and commercialization expertise as well as his experience in the finance sector brings important strategic insight to our Board.

Board Composition

Our business and affairs are organized under the direction of our Board, which currently consists of six members. The primary responsibilities of our Board are to provide oversight, strategic guidance, counseling and direction to our management. Our Board meets on a regular basis and additionally as required.

Our Board is divided into three classes, as follows:

●	Class I, which consists of Steven Meyer and Brian Tambi, whose terms will expire at our annual meeting of stockholders to be held in 2017;

●	Class II, which consists of Pierre Lapalme, whose term will expire at our annual meeting of stockholders to be held in 2018; and

●

Class III, which consists of Patrick P. Fourteau, John N. Kapoor and Theodore H. Stanley, who are currently up for re-election and if reelected, whose terms will expire at our annual meeting of stockholders to be held in 2019.

At each annual meeting of stockholders, the successors to directors whose terms then expire will serve until the third annual meeting following their election and until their successors are duly elected and qualified. The authorized size of our Board is currently six members. The authorized number of directors may be changed only by resolution of the Board. Any additional directorships resulting from an increase in the number of directors will be distributed between the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

Controlled Company Status

As of March 15, 2016, Dr. John N. Kapoor, our President and Chief Executive Officer, is the beneficial owner of 48,226,714 shares (approximately 67.3%) of the outstanding shares of common stock of the Company. For additional information, refer to the section entitled “Security Ownership of Certain Beneficial Owners and Management” in this proxy statement. As a result of his stock ownership, Dr. Kapoor is in a position to significantly influence the business affairs and policies of the Company, including the approval of significant transactions, the election of the members of the Board and other matters submitted to our stockholders. There can be no assurance that the interests of Dr. Kapoor will not conflict with the interest of our other stockholders. Furthermore, as a result of Dr. Kapoor’s voting power, the Company is a “controlled company” as defined in the NASDAQ Listing Rules. The Company has affirmatively elected to avail itself of the controlled company exemptions under NASDAQ Listing Rules, which provide exemptions from (i) a majority of independent directors on the Board, (ii) independent director oversight of executive officer compensation and (iii) independent director oversight of director nominations.

Director Independence

Although we are not required to have a majority of independent directors, as a result of our status as a “controlled company” under the NASDAQ Listing Rules, our Board has affirmatively determined, based upon the recommendation of our nominating and corporate governance committee, that four of our six directors, Patrick P. Fourteau, Pierre Lapalme, Steven Meyer and Brian Tambi, are independent directors, as defined by Rule 5605(a)(2) of the NASDAQ Listing Rules. As a result of his role as Chairman, President and Chief Executive Officer, the Board determined to designate Dr. Kapoor as a non-independent director. In addition, as a result of Dr. Stanley’s consulting work for the Company, the Board also determined to designate Dr. Stanley as a non-independent director.

Board Leadership Structure

Our Board is currently chaired by our President and Chief Executive Officer and Chairman of the Board, Dr. Kapoor. Prior to Dr. Kapoor assuming the role as President and Chief Executive Officer, we had separated the positions of Chairman and Chief Executive Officer. For the foreseeable future, our Board expects and intends that the positions of Chairman of the Board and Chief Executive Officer will be held by Dr. Kapoor.

Our Board believes that it is in the best interests of our company to continue to have Dr. Kapoor serve as both Chairman and President and Chief Executive Officer so that Dr. Kapoor’s full time and energy can be focused on our company and ensure that we can benefit from Dr. Kapoor’s career experience and industry knowledge at this critical time of our maturation. During the transitional period preceding Dr. Kapoor’s appointment as CEO in 2015, the Board gave thoughtful and rigorous consideration to its governance structure and ultimately determined that combining the Chairman and CEO positions under the strong leadership of Dr. Kapoor would benefit all the company’s stakeholders. Combining the roles of Chairman and CEO in Dr. Kapoor provides clear and unambiguous authority, which is essential to effective management and allows the Board and management to respond more effectively to a clearer line of authority. Further, given that Dr. Kapoor is our majority stockholder and has been since our inception, he is closer to our business than any other Board member. The Board also believes that Dr. Kapoor’s leadership is critical as we operate in the highly-regulated health care industry. Ultimately, the Board believes that this combined Chairman/CEO model is a leadership model that is in the best interests of the company’s stockholders during this period when we are focusing on our project pipeline, seeking to more effectively operate in the highly-regulated, pharmaceutical industry and maneuvering through numerous economic and maturation cycles.

Role of the Board in Risk Oversight

One of the key functions of our Board is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through its various standing Board committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure and our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance practices, including whether they are successful in preventing illegal or improper conduct. Our compensation committee assesses and monitors whether our compensation policies and programs have the potential to encourage excessive risk-taking.

Executive Sessions of Independent Directors

As deemed appropriate by our independent directors, our independent directors meet periodically in executive sessions when only independent directors are present. Persons interested in communicating with the independent directors may address correspondence to the “Independent Directors” as set forth below under the heading entitled “— Communications with the Board.”

Board Meetings

During the year ended December 31, 2015, our Board held seven full Board meetings, four audit committee meetings, four compensation committee meetings, four nominating and corporate governance committee meetings and nine special compliance committee meetings. Each of these aforementioned Board or committee meetings were held either in conjunction with in-person meetings or held telephonically as formal meetings. The Board and its committees also had informal, telephonic update calls from time to time as deemed appropriate by the Board or the committee members. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board and of the Board committees on which they serve. Directors are strongly encouraged to attend the annual meeting of stockholders unless extenuating circumstances prevent them from attending, although we do not have a formal, written policy requiring such attendance. Each of our directors attended the 2015 annual meeting of stockholders.

Communications with the Board

Stockholders and other interested parties who wish to communicate with our Board, or a particular director or group of directors, may do so by sending a letter to Corporate Secretary, Insys Therapeutics, Inc., 1333 South Spectrum Blvd, Suite 100, Chandler, AZ 85286. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication”, and the letter should indicate whether the intended recipients are the entire Board, a specific group or committee of the Board, or an individual director. All such communications received by the Company will be promptly copied and distributed to the appropriate director or directors.

Nomination of Directors

As discussed below, our nominating and corporate governance committee reviews and recommends to the Board potential nominees for election to the Board. In reviewing potential nominees, this committee considers the qualifications of each potential nominee in light of the Board’s existing and desired mix of experience and expertise but the Board has not established specific minimum qualifications for nominees, other than those established by Nasdaq or the SEC in connection with service on a specific committee of the Board. The Board does not have a formal policy with respect to the consideration of director candidates in connection with the consideration of any director candidates recommended by our stockholders. The nominating and corporate governance committee considers stockholder nominees using the same criteria set forth above and our largest stockholder, Dr. Kapoor, is currently our Chairman, President and Chief Executive Officer. Although the nominating and corporate governance committee may consider whether nominees assist in achieving a mix of Board members that represents a diversity of background and experience, which is not only limited to race, gender or national origin, we have no formal policy regarding board diversity. Stockholders who wish to present a potential nominee to the nominating and corporate governance committee for consideration for election at a future annual meeting of stockholders must provide this committee with notice of the recommendation and certain information regarding the candidate within the time periods set forth under the caption “Is there any information that I should know about future annual meetings?” in the section “Questions and Answers About This Proxy Material and Voting.”

Board Committees

Our Board has established an audit committee, a compensation committee, a nominating and corporate governance committee and a compliance committee. Each of the committee charters are available from the corporate governance section of our website at http://www.insysrx.com under the heading “Investors.”

Audit Committee

We have a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. Our audit committee consists of Patrick P. Fourteau, Steven Meyer and Brian Tambi. Our Board has determined that each of the members of our audit committee satisfies the NASDAQ Stock Market and SEC independence requirements. Mr. Meyer serves as the chair of our audit committee. The functions of this committee include, among other things:

●	evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;

●	reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

●	monitoring the rotation of partners of our independent auditors on our engagement team as required by law;

●

prior to engagement of any independent auditors, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of our independent auditors;

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reviewing our annual and quarterly consolidated financial statements and reports, including the disclosures contained in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent auditors and management;

●

reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation, and matters concerning the scope, adequacy and effectiveness of our financial controls;

●	reviewing with management and our auditors any earnings announcements and other public announcements regarding material developments;

●	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters and other matters;

●	preparing the audit committee report that the SEC requires in our annual proxy statement;

●

reviewing and providing oversight of any related-person transactions in accordance with our related-person transaction policies and reviewing and monitoring compliance with legal and regulatory responsibilities, including our code of business conduct and ethics;

●	reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented;

●	reviewing on a periodic basis our investment policy; and

●	evaluating on an annual basis the performance of the audit committee, including compliance of the audit committee with its charter.

Our Board has determined that Mr. Meyer qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the NASDAQ Listing Rules. In making this determination, our board has considered Mr. Meyer’s formal education and the nature and scope of experience that he has previously had with public companies. Further information regarding Mr. Meyer’s background that qualifies him as an audit committee financial expert is included under the heading “—Board of Directors and Management.” Both our independent registered public accounting firm and management periodically meet privately with our audit committee.

Compensation Committee

Our compensation committee consists of Patrick P. Fourteau, Pierre Lapalme and Theodore H. Stanley. Mr. Fourteau serves as the chair of our compensation committee. Messrs. Fourteau and Lapalme are each a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act, an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code and satisfy the NASDAQ Stock Market independence requirements. The functions of this committee include, among other things:

●	reviewing, modifying and approving (or if it deems appropriate, making recommendations to the full board of directors regarding) our overall compensation strategy and policies;

●	reviewing and approving the compensation and other terms of employment of our executive officers;

●	reviewing and approving performance goals and objectives relevant to the compensation of our executive officers and assessing their performance against these goals and objectives;

●

reviewing and approving (or if it deems it appropriate, making recommendations to the full board of directors regarding) the equity incentive plans, compensation plans and similar programs advisable for us, as well as modifying, amending or terminating existing plans and programs;

●

evaluating risks associated with our compensation policies and practices and assessing whether risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us;

●

reviewing and approving (or if it deems it appropriate, making recommendations to the full board of directors regarding) the type and amount of compensation to be paid or awarded to our non-employee board members;

●

if required, establishing policies with respect to votes by our stockholders to approve on an advisory basis executive compensation as required by Section 14A of the Exchange Act and determining our recommendations regarding the frequency of advisory votes on executive compensation;

●	as appropriate, selecting and receiving advice from compensation consultants, legal counsel and other advisors, only after considering the factors set forth in Section 10C of the Exchange Act;

●	administering our equity incentive plans;

●	establishing policies with respect to equity compensation arrangements;

●	reviewing the competitiveness of our executive compensation programs and evaluating the effectiveness of our compensation policy and strategy in achieving expected benefits to us;

●	reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;

●	reviewing the adequacy of its charter on a periodic basis;

●

reviewing with management and approving our disclosures in the section entitled “Compensation Discussion and Analysis” in our periodic reports or proxy statements to be filed with the SEC, to the extent such section is included in any such report or proxy statement;

●	preparing the compensation committee report that the SEC requires in our annual proxy statement; and

●	reviewing, discussing, and assessing on an annual basis the performance of the compensation committee.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Pierre Lapalme and Theodore H. Stanley. Mr. Lapalme serves as the chair of our nominating and corporate governance committee and satisfies the NASDAQ Stock Market independence requirements. The functions of this committee include, among other things:

●	identifying, reviewing and evaluating candidates to serve on our Board consistent with criteria approved by our Board;

●	determining the minimum qualifications for service on our Board;

●	evaluating director performance on the board and applicable committees of the board and determining whether continued service on our board is appropriate;

●	evaluating, nominating and recommending individuals for membership on our Board;

●	evaluating recommendations by stockholders of candidates for election to our Board;

●	considering and assessing the independence of members of our Board;

●

as appropriate, developing corporate governance policies and principles, including a code of business conduct and ethics, periodically reviewing and assessing these policies and principles and their application, and recommending to our Board any changes to such policies and principles;

●	considering questions of possible conflicts of interest of directors as such questions arise;

●	reviewing the adequacy of its charter on an annual basis; and

●	reviewing, discussing and assessing on an annual basis the performance of the nominating and corporate governance committee.

Compliance Committee

Our compliance committee consists of Patrick P. Fourteau, Steven Meyer and Pierre Lapalme. Although not required, our Board has determined that each of the members of our compliance committee satisfies the NASDAQ Stock Market and SEC independence requirements. Mr. Fourteau serves as the chair of our compliance committee. The functions of this committee include, among other things:

●

review and oversee the Company’s compliance program, including routinely evaluating its effectiveness and receiving updates about the activities of the chief compliance officer and other compliance personnel;

●	oversee and receive updates from in-house and outside legal counsel regarding the Company’s ongoing federal and state investigations;

●	report to the Board on relevant compliance or regulatory issues involving the Company as reported by management and the compliance function; and

●	retain outside independent counsel as deemed appropriate by the committee in discharging its duties.

DIRECTOR COMPENSATION

From time to time the Board may, in its discretion, choose to provide cash or equity compensation to our non-employee directors.

2015 Director Compensation. Our 2015 Board compensation program policy provided that each eligible, non-employee member of our Board received the following cash compensation for board services, as applicable:

●	$300,000 per year for service as the Executive Chairman of our board;

●	$50,000 per year for service as a board member;

●	$25,000 per year for service as the chairman of the audit committee and $15,000 for service as a member of the audit committee;

●	$15,000 per year for service as the chairman of the compensation committee and $8,000 for service as a member of the compensation committee; and

●	$10,000 per year for service as the chairman of the nominating and corporate governance committee and $5,000 for service as a member of the nominating and corporate governance committee.

In addition, in 2015, each director received an option to purchase 18,000 shares (split adjusted) of our common stock.

The following table sets forth compensation paid to our non-employee directors for the year 2015. Messrs. Babich and Kapoor were employee directors during 2015 and each of their compensation is fully reflected in the “Summary Compensation Table” below in the section “Executive Compensation.”

2015 DIRECTOR COMPENSATION

Name (a)	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings	All other compensation ($)	Total ($)
Patrick P. Fourteau	89,000	--	310,033	--	--	--	399,033
Pierre Lapalme	78,000	--	310,033	--	--	--	388,033
Steven Meyer	85,000	--	310,033	--	--	--	395,033
Theodore H. Stanley, M.D.	67,000	--	310,033	--	--	--	377,033
Brian Tambi	69,000	--	310,033	--	--	--	379,033

(1)	The dollar amount of all fees paid in cash for services as a director, including committee and/or chairmanship fees.
(2)

This column presents the aggregate grant date fair value of stock options granted during 2015. The grant date fair values were determined in accordance with FASB ASC Topic 718. The assumptions used were the same as those reflected in Note 2 and Note 9 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2015. As of December 31, 2015, each current director (other than Dr. Kapoor) had the following number of total options outstanding (both vested and unvested): Mr. Fourteau 169,770; Mr. Lapalme – 169,770; Mr. Meyer – 182,504; Dr. Stanley – 102,000; and Mr. Tambi – 198,504.

Compensation Discussion and Analysis

Overview

The purpose of this Compensation Discussion and Analysis (“CD&A”) is to provide material information about the Company’s compensation philosophy, objectives and other relevant policies and to explain and put into context the material elements of the disclosure that follows in this Proxy Statement with respect to the compensation of our named executive officers.  For Fiscal 2015, the Company’s named executive officers were:

John N. Kapoor, Ph.D.	Chairman, President and Chief Executive Officer

Michael L. Babich	Former President and Chief Executive Officer

Darryl S. Baker	Chief Financial Officer

Franc Del Fosse	General Counsel and Corporate Secretary

Daniel Brennan	Executive Vice President and Chief Operating Officer

Compensation Philosophy and Objectives

The objectives of the Company’s executive compensation program are to retain current executive officers, to align the interest of management with our stockholders and to entice qualified individuals to join the Company in executive positions as such positions are created or vacated. The compensation program is intended to be a holistic approach where total compensation realized by the executive is considered.

While this CD&A focuses on the compensation of the named executive officers, the philosophy and objectives we discuss are generally applicable to all of the Company’s senior management who are not consider executives.

Implementation of Objectives

It is the duty of the Compensation Committee to review and determine the annual compensation paid to the President and Chief Executive Officer (“CEO”) and to review regularly the general compensation for the Company’s other executive officers and senior management.  The Compensation Committee traditionally delegates significant responsibility to the CEO for establishing and reviewing the performance of the other named executive officers, appropriate levels and components of compensation, and any other items as the Compensation Committee may request.

In 2015, the Compensation Committee used as a significant benchmark our former CEO’s compensation when setting the compensation of Dr. Kapoor. While the Compensation Committee believes this was appropriate at the time of this transition, it intends to review the compensation of the CEO at least annually to ensure that it is fair, reasonable and aligned with the Company’s overall objectives.  The CEO performs this function for the remainder of the named executive officers.

The Compensation Committee did not utilize any benchmarking measure in Fiscal 2015 with respect to cash compensation and traditionally has not tied cash compensation directly to a specific performance measurement, market value of the Company’s common stock or benchmark related to any established peer or industry group; however, as discussed further below, the Compensation Committee has relied on compensation data and expert consultation when it has deemed appropriate, most recently with respect to long-term incentive compensation for our named executive officers.  Traditionally, the Company generally seeks to compensate individual executives commensurate with historic pay levels for such position, adjusted for time and tenure with the Company.  Base salary increases are strongly correlated to the CEO’s assessment of each named executive officer’s performance and his recommendation on the appropriateness of any increase.  Cash bonus opportunities generally stay consistent as a percentage of base salary as identified in the named executive officer’s employment agreement, although these may also be adjusted with the CEO’s assessment of performance.

The intention of the Company has been to compensate the named executive officers in a manner that maximizes the Company’s ability to deduct such compensation expenses for federal income tax purposes.  However, the Compensation Committee and the CEO have the discretion to provide compensation that is not “performance-based” under Section 162(m) of the Internal Revenue Code when they determine that such compensation is in the best interests of the Company and its stockholders.  For Fiscal 2016, the Company expects to deduct most or all of the compensation expenses paid to the named executive officers.

Elements Used to Achieve Compensation Objectives

The principal components of the Company’s compensation program in Fiscal 2015 were: (i) base salary, (ii) discretionary cash bonus; (iii) long-term incentives; and (iv) other benefits.

Base Salary. The Company pays its named executive officers base salaries commensurate with the scope of their job responsibilities, individual experience, performance, and the period of time over which they have performed their duties. The base salary is typically reviewed annually with adjustments made based upon an analysis of performance. There are no guarantees of base salary adjustments. For instance, in connection with a year-end review of Fiscal 2015 compensation for senior management, the decision was made to not adjust any base salaries for Fiscal 2016 including for named executive officers. The Compensation Committee or CEO could make an exception to that decision during the course of Fiscal 2016 but have no current intention to do so. The amount of base salary paid to each of the named executive officers during Fiscal 2015 is shown in the Summary Compensation Table (“SCT”).

Discretionary Cash Bonus. Discretionary cash bonuses are awarded on occasion to named executive officers based upon subjective criteria determined by the Compensation Committee or the CEO. These criteria may include such factors as level of responsibility, contributions to results, and retention considerations. The Company has not entered into any agreements guaranteeing bonuses for any of its named executive officers and cash bonus awards are completely discretionary although each named executive Officer does have a target bonus percentage set forth in his agreement. The amount of discretionary cash bonuses paid to each of the named executive officers during Fiscal 2015 is shown in the SCT.

Long-Term Incentives. As part of its total compensation philosophy, the Company has used equity incentive compensation in the form of stock option grants, which are discretionary. Equity incentive compensation is provided to further align individual, company, and stockholder interests. Individual stock option awards are based on the quality and depth of the past and current performance and the potential future contribution and experience of each individual executive. Compensation expense, as well as the impact of equity incentive awards on total diluted shares outstanding, is additionally taken into account when determining equity-based grants. Equity awards, in the form of options grants, have to date been subject to time-based vesting, typically over four years. The amount of equity incentive compensation paid to each of the named executive officers during Fiscal 2015 is shown in the SCT.

Other Benefits. The named executive officers participate in employee benefits plans generally available to all full-time employees of the Company on a non-discriminatory basis including medical, dental and vision insurance, an employee stock purchase plan, a 401(k) plan and vacation and sick pay.

Compensation Data and Consultants

From time to time, our Compensation Committee will engage experts to inform its decisions on executive compensation decisions. In 2015, our Compensation Committee engaged Willis Towers Watson to consult on market review and long-term incentive compensation recommendations in connection with the option grants provided to Messrs. Babich, Baker and Del Fosse. In addition, management has access to certain databases and compensation data resources that inform recommendations on salary decisions based on industry trends and other data.

Peer Group

In connection with the aforementioned study performed by Willis Towers Watson in 2015, the Company reviewed the compensation practices of a group of 10 specialty pharmaceutical companies. In selecting the peer group for evaluating certain 2015 compensation, the Compensation Committee generally selected biopharmaceutical companies with revenues between approximately $200 million and $400 million, and market capitalizations between approximately $700 million and $3 billion, although there were outliers from these general ranges. The peer group companies examined by the Compensation Committee were as follows:

Acorda Therapeutics, Inc.	Lannett Company, Inc.
Akorn, Inc.	Nektar Therapeutics
Auxilium Pharmaceutical, Inc.	Neogen Corp.
Depomed, Inc.	PDL BioPharma, Inc.
Horizon Pharma plc	Sagent Pharmaceuticals, Inc.

The Compensation Committee believes it is important to re-evaluate our peer group on a periodic basis due to changes in our level of net sales and market capitalization, as well as changes with respect to individual companies in the prior year’s peer group. For example, the Company is a maturing organization with revenues and market capitalization which may evolve from year to year. Our Compensation Committee and our Board of Directors generally view market capitalization along with revenue and other factors like revenue growth and research and development expenses as important factors in determining the peer group but other factors are also considered such as identifying specialty pharmaceutical companies that our Board of Directors might deem as being similarly situated in some manner such as operational, product or life cycle similarities.

Compensation Risk Assessment

The Company has assessed the risks that could arise from its compensation policies for all employees, including employees who are not named executive officers, and does not believe that such polices are reasonably likely to have a material adverse effect on the Company. In consideration of these matters and after reviewing each element of the Company’s compensation programs including base salary, cash incentives and equity compensation, we determined that (i) our named executive officers' compensation, including incentive compensation, is not a significant percentage of revenue for the Company or any applicable subsidiary’s revenue, (ii) due in large part to the equity ownership of one of our five Named executive officers, our Company is a Controlled Company which we believe creates a strong alignment between the interests of management and stockholders, and (iii) due to the range of potential increases in salaries year over year, as well as our overall conservative approach to compensation, our policies and programs do not encourage excessive risk-taking by our management or our Board of Directors and result in a strong alignment between the interests of management and stockholders.

Advisory Vote on the Compensation of the Company’s Named Executive Officers

In 2015, our Company was not required to provide stockholders with an advisory vote on its compensation of the Company’s named executive officers in 2014. As disclosed in our proxy statement, stockholders will be voting on a proposal at the 2016 annual meeting of stockholders regarding our executive compensation program and policies. Our Compensation Committee will evaluate the results of the vote and determine if any changes to our executive compensation program and policies for Fiscal 2016 compensation will be appropriate. The Compensation Committee will continue to consider the outcome of future advisory votes when making future compensation decisions for the named executive officers.

Analysis of Fiscal 2015 Compensation Decisions

Base Salary Adjustments. The compensation amounts for Dr. Kapoor, the Company’s Chairman and CEO are established by the Compensation Committee. The compensation for the remaining named executive officers is determined by the Compensation Committee based upon recommendations from the CEO. As discussed above, base salaries for the named executive officers for fiscal 2016 did not change in connection with a year-end review of 2015. In connection with the year-end review of fiscal 2014, in February 2015, the following base salary changes were implemented by the Compensation Committee: (i) Mr. Babich’s annual base salary was raised to $420,000 (from $400,000), (ii) Mr. Baker’s annual base salary was raised to $273,000 (from $260,000) and Mr. Del Fosse’s annual base salary was raised to $260,000 (from $235,000). The changes were based upon the Compensation Committee’s evaluation of job performance as informed by input from the CEO.

Departure of Mr. Babich as CEO. On November 4, 2015, we entered into a separation agreement with Michael L. Babich, our former President and Chief Executive Officer. The terms and conditions of this separation agreement are based on the separation arrangements provided under Mr. Babich’s previously filed amended and restated employment agreement dated April 18, 2013, or the Babich Employment Agreement. Under this separation agreement, Mr. Babich resigned his employment and board position with our company as of November 4, 2015 (the “Separation Date”). This separation agreement provided for various obligations and covenants of Mr. Babich including: (i) a general release of claims and (ii) customary covenants that relate to, among other things, non-compete, non-disparagement, confidentiality and cooperation obligations. This separation agreement provided for various payments and benefits to Mr. Babich, including: (i) severance payments to Mr. Babich in the form of continuation of Mr. Babich’s base salary as in effect on the Separation Date for a period of 12 months, (ii) a lump sum payment of $24,231, equal to 120 hours of vacation, (iii) a lump sum severance payment of $443,014, which was his pro-rated bonus for 2015, (iv) the acceleration of vesting of unvested stock options granted to Mr. Babich and (v) the payment of COBRA benefits for Mr. Babich and his family for 18 months from the Separation Date.

Appointment of New CEO. On November 3, 2015, our Board appointed its current Chairman, Dr. Kapoor, as President and Chief Executive Officer, effective November 4, 2015. At the time of his appointment, the Compensation Committee determined to terminate Dr. Kapoor’s existing consulting agreement with our company and commence paying Dr. Kapoor an annual base salary of $420,000 (the same annual base salary that Mr. Babich had been receiving). The Compensation Committee also determined that Dr. Kapoor is eligible for an annual discretionary bonus with a target of 125% of his base salary (the same annual discretionary bonus that Mr. Babich had been eligible for), with the potential for additional bonus payments for superior performance in excess of established performance criteria.

Appointment of New COO. Daniel Brennan joined the Company on November 2, 2015 as an Executive Vice President and Chief Operations Officer. In connection with commencing employment with our company, Mr. Brennan entered into an employment offer statement and agreement dated October 20, 2015 (the “Brennan Offer Agreement”). Pursuant to the Brennan Offer Agreement, Mr. Brennan: (i) receives an annual base salary of $350,000; (ii) is eligible for a bonus with a target of 50% of his base salary, with the potential for additional bonus payments for superior performance in excess of established performance criteria; (iii) received an initial option grant covering 250,000 shares of the Company’s common stock, which vest in equal monthly installments over 48 months; and (iv) received a grant of stock with an aggregate award value of $250,000, which was 100% vested upon issuance. The terms and conditions of the Brennan Offer Agreement are discussed in the section entitled “— Employment Agreements” of the Proxy Statement.

Bonus Payouts for Fiscal 2015. In February 2016, the Compensation Committee met to discuss the payment of 2015 year-end cash bonuses for senior management, including named executive officers. Prior to the meeting, senior management had made a collective recommendation to the Compensation Committee that each member of senior management should be considered for no more than 95% of his or her bonus potential. While the Company had exceeded expectations in certain areas such as financial performance, management believed that the execution in other areas of importance for the Company did not perform up to management’s expectations and determined that management should voluntarily agree to a reduction in bonus to reinforce a culture of accountability. Among our performance-related factors that impacted the deliberations of the Chief Executive Officer, the Compensation Committee and management were the following:

●

The Company had strong financial results in 2015 including (i) net revenue for the year ended December 31, 2015 was $330.8 million compared to $222.1 million for the year ended December 31, 2014; (ii) gross margin for 2015 was 91%, compared with 90% for 2014; and (iii) cash, cash equivalents and investments were $202.3 million as of December 31, 2015 (and the Company continued to operate with no debt obligations).

●

The Company continued to put a high degree of focus in resources and personnel in research and development efforts and obtained FDA acceptance of the Dronabinol Oral Solution (Syndros) New Drug Application and commenced one Phase 3 study in 2015.

●	All of the Company’s SEC filing requirements were met in in a timely manner fashion and the Finance team has successfully implemented an enterprise resource planning system in 2015.
●

As directed by the Board and management, the Company continued to reinforce a culture of excellence that relates to conducting all facets of the business with integrity in an ethical and compliant manner.

After consideration, the Compensation Committee determined to payout each named executive officer at 95% of his bonus potential as recommended by management. The Compensation Committee agreed that notwithstanding the largely positive metrics listed above, the Company did not perform up to expectations in reaching some key research and development initiatives and the Company needed to improve in 2016 in instilling a culture of accountability in all areas including research and development and regulatory and compliance matters. Accordingly, Messrs. Baker and Del Fosse, who each have a bonus potential of 50% of annual base salary, received year-end cash bonuses of $129,675 and $123,500, respectively. Given Dr. Kapoor’s and Mr. Brennan’s shorter tenure as employees, neither received a year-end bonus. Mr. Babich was no longer an employee of the Company at the time of the payout.

Long-Term Incentive Grants in Fiscal 2015. In May 2015, our Compensation Committee granted named executive officers the following option grants: (i) Mr. Babich, 60,000 options, (ii) Mr. Baker, 25,000 options, and (iii) Mr. Del Fosse, 25,000 options. Such options have a vesting period of 48 months (vesting monthly in equal amounts over such 48 months). As discussed above, these grants by our Compensation Committee were informed by a market review and long-term incentive recommendation report prepared by Willis Towers Watson.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC, or to be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

The Compensation Committee reviewed this Compensation Discussion and Analysis and discussed its contents with our management. Based on the review and discussions, the Compensation Committee has recommended that this Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2015.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors of Insys Therapeutics, Inc.

Patrick Fourteau (Chairman)

Pierre Lapalme

Dr. Theodore Stanley

EXECUTIVE COMPENSATION

As of December 31, 2015, the Company is no longer an “emerging growth company” as defined in the Jumpstart Our Business Startups Act. Therefore, at the 2016 annual meeting, stockholders are being asked to vote to approve executive compensation and the frequency of future advisory votes on executive compensation, and we are providing the executive compensation disclosure as required under the securities laws for non-emerging growth companies. While the advisory votes on executive compensation and the frequency of future advisory votes on executive compensation are non-binding, our Board and our compensation committee will carefully assess the voting results and may consult with our stockholders to better understand any issues or concerns raised through these advisory votes. See Proposal 3 and Proposal 4 in this Proxy Statement.

Summary Compensation Table

The following table provides information regarding the compensation earned during the years ended December 31, 2015, 2014 and 2013 by (1) our principal executive officer, (2) our principal financial officer, (3) our next two highest compensated executive officers other than our principal executive officer and principal financial officer and (4) one other individual who served as our principal executive officer during this period but is no longer employed by our company. These individuals are collectively referred to herein as our “named executive officers.”

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	All Other Compensation ($)(5)	Total ($)
John Kapoor(6)	2015	53,308	—	—	310,033	200,000	563,341
Chairman, President and CEO

Michael L. Babich(7)	2015	364,693	—	—	2,981,067	516,240	3,862,000
Former President and CEO	2014	389,229	500,000	—	1,649,370	1,307	2,539,906
	2013	424,657	600,000	—	1,873,806	957	2,899,420

Darryl S. Baker	2015	270,650	129,675	—	898,882	8,484	1,307,691
Chief Financial Officer	2014	253,000	130,000	—	824,685	2,402	1,210,087
	2013	202,917	135,000	—	749,522	957	1,088,396

Franc Del Fosse(8)	2015	255,481	123,500	—	898,882	8,484	1,286,347
General Counsel & Corporate Secretary	2014	198,035	117,500	—	2,387,610	2,313	2,705,458

Daniel Brennan(9)	2015	47,115	250,000	249,985	4,805,182	2,040	5,354,322
Executive Vice President and COO

(1)

Amounts shown represent base salary earned or paid during the applicable fiscal year, as described below in the section entitled “— Base Salary.” For Dr. Kapoor, this figure represents amounts paid to Dr. Kapoor as our President and Chief Executive Officer. Dr. Kapoor was paid $53,308 in base salary since becoming our President and Chief Executive Officer on November 4, 2015.

(2)

Except for Mr. Brennan, amounts shown represent discretionary cash bonuses that were approved by our Board for the applicable fiscal year, as described below in the section entitled “— Annual Bonus Opportunity.” For Mr. Brennan, in connection with commencing his employment, he received a sign-on cash bonus of $250,000.

(3)

In connection with commencing his employment, Mr. Brennan received a stock grant with an aggregate value of $249,985 equaling 8,671 shares of common stock, 2,889 of which were immediately tendered in connection with tax obligations in connection with this award.

(4)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during 2015, 2014 and 2013 computed in accordance with FASB ASC Topic 718, or ASC 718. Assumptions used in the calculation of these amounts are included in Note 2 and Note 9 to our audited consolidated financial statements included in our Form 10-K for the year ended December 31, 2015. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, the acceleration of the stock options or the sale of the common stock underlying the stock options.

(5)

For Messrs. Babich, Baker and Del Fosse, these amounts include $534 representing amounts paid for life insurance and long-term disability insurance premiums paid in 2015. For Messrs. Baker and Del Fosse this also includes $7,950 for 401(k) employer matching contribution in 2015. Prior to becoming President and Chief Executive Officer, Dr. Kapoor was paid $200,000 in 2015 pursuant to a consulting arrangement while he was Executive Chairman. For Mr. Babich, the figure in this column also includes a lump sum payment of $24,231 representing unused vacation benefits and $491,475 of severance paid to Mr. Babich in connection with his departure in 2015. In addition, for Mr. Brennan, this figure includes $2,000 paid in connection with a car allowance and $40 of premiums paid for life insurance and long-term disability insurance in 2015.

(6)	Dr. Kapoor became our President and Chief Executive Officer on November 4, 2015.
(7)

On November 4, 2015, Mr. Babich and the Company entered into a separation agreement and announced Mr. Babich’s resignation from the Company effective November 4, 2015. The terms and conditions of this agreement are discussed below in the section entitled “— Employment Agreements.”

(8)	Mr. Del Fosse became our General Counsel on February 1, 2014.
(9)	Mr. Brennan became our Executive Vice President and Chief Operating Officer on November 4, 2015.

Base Salary

Base salaries for our executive officers are established based on seniority, position and functional role and level of responsibility. The base salary of each executive officer is initially established in the executive officer’s employment agreement or offer letter with us, and may be increased from time to time in the sole discretion of the Board. We do not apply specific formulas to determine any increases. Each of our executive officer’s 2015 annual base salaries are set forth below.

Name	Base Salary ($)(1)
John Kapoor	420,000
Michael L. Babich	420,000
Darryl S. Baker	273,000
Franc Del Fosse	260,000
Daniel Brennan	350,000

(1)

Amounts set forth in this table for Messrs. Babich, Baker and Del Fosse reflect annual base salaries adjusted by our Compensation Committee effective February 25, 2015. Dr. Kapoor and Mr. Brennan did not join the Company as employees until November 2015 and Mr. Babich departed the Company in November 2015. Please refer to the “Summary Compensation Table” for amounts actually paid in 2015 to each of these officers.

Annual Bonus Opportunity

Cash Bonus for 2015. Our executive officers’ annual bonuses are discretionary and may from time to time be tied to the achievement of corporate objectives, functional area objectives and/or individual performance objectives and a thorough review of the applicable performance results of the company, business, function and/or individual during the applicable period. Our named executive officers are not entitled to any minimum or target bonuses but each of their respective employment agreements does provide a bonus opportunity based upon a percentage of base salary. Nevertheless, our compensation committee has sole discretion to approve or not approve any bonus amount. As of the date of this proxy statement, our compensation committee has not set any parameters, goal, objectives or targets related to the payment of 2016 year-end cash bonus awards. Please refer to the “Compensation Discussion and Analysis” for a more comprehensive discussion of the payment of year-end cash bonus awards. Below are the 2015 year-end cash bonus awards for our named executive officers.

Name (1)	% of Base Salary ($)(2)	Cash bonus award ($)
Darryl S. Baker	50% opportunity	129,675
Franc Del Fosse	50% opportunity	123,500

(1)

Since Dr. Kapoor and Mr. Brennan commenced employment in November 2015, the Compensation Committee did not pay them a year-end cash bonus award. Mr. Babich’s employment was terminated in November 2015 and therefore he did not receive a bonus payout pursuant to our year-end review process. Pursuant to the Babich Employment Agreement (as defined and discussed further below), Mr. Babich received a lump sum severance payment of $443,014, which was intended to approximate a pro-rated bonus for 2015.

(2)

2015 base salaries for Messrs. Baker and Del Fosse were respectively as follows: $273,000 and $260,000. Although the bonus opportunity was 50% of base salary, the actual payment equates to 95% of that opportunity. See “Compensation Discussion and Analysis—Analysis of Fiscal 2015 Compensation Decisions—Bonus Payouts for Fiscal 2015.”

Long-Term Equity-Based Compensation

Our long-term compensation program for our named executive officers currently consists solely of stock option grants and participation in our employee stock purchase plan. Stock option grants made to executive officers are designed to provide them with incentives to execute their responsibilities in such a way as to generate long-term benefit to us and our stockholders. Through possession of stock options, our executive officers participate in the long-term results of their efforts, whether by appreciation of our company’s value or the impact of business setbacks, either company-specific or industry-based. Additionally, stock options provide a means of retaining our executive officers, in that they are in almost all cases subject to vesting over an extended period of time.

Upon joining us, an executive officer may be granted an initial option award that is primarily based on competitive conditions applicable to such officer’s specific position. Periodic awards to executive officers are made based on an assessment of their sustained performance over time, their ability to impact results that drive value to our stockholders and their organization level. Option awards are not granted at regular intervals or automatically to our executive officers. Our Chief Executive Officer and President periodically reviews the performance of our executive officers on the bases noted above and recommends to our Board and compensation committee any option awards deemed appropriate.

On May 3, 2015, our Compensation Committee granted Messrs. Babich, Baker and Del Fosse the following option grants: (i) Mr. Babich, 120,000 options (split adjusted), (ii) Mr. Baker, 50,000 options (split adjusted), and (iii) Mr. Del Fosse, 50,000 options (split adjusted). In connection with the acceptance of his offer of employment, Mr. Brennan was granted 250,000 options to purchase our common stock and a grant of stock with an aggregate award value of approximately $250,000 based upon the stock price at the time of grant (which was fully vested upon issuance). Dr. Kapoor did not receive an option grant in connection with his appointment as CEO. All of the foregoing option awards have a vesting period of 48 months (vesting monthly in equal amounts over such 48 months). All of these 2015 stock options were granted under our 2013 Equity Incentive Plan (the “2013 Plan”) and vest as further described in the table below entitled “Outstanding Equity Awards at Fiscal Year-End.”

2015 Grants of Plan-Based Awards

The following table provides additional information about option awards granted to our named executive officers during the year ended December 31, 2015.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock Or Units (#)	All Other Option Awards: Number of Securities Underlying Options (1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)
John N. Kapoor	05/05/15	—	18,000	26.75	310,033
Michael L. Babich	05/05/15	—	120,000	26.75	2,157,316
Darryl S. Baker	05/05/15	—	50,000	26.75	898,882
Franc Del Fosse	05/05/15	—	50,000	26.75	898,882
Dan Brennan	11/03/15	—	250,000	28.83	4,805,182
	11/03/15	8,671			249,985

(1)

On May 5, 2015, our Board of Directors approved a two-for-one stock split of our common stock to be effected through a stock dividend. The record date for the stock split was the close of business on May 26, 2015, with share distribution occurring on June 8, 2015. As a result of the dividend, shareholders received one additional share of Insys Therapeutics, Inc. common stock, par value $0.01, for each one share they held as of the record date. The award numbers in this column reflect the effects of this stock split.

(2)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during 2015 computed in accordance with FASB ASC Topic 718, or ASC 718. Assumptions used in the calculation of these amounts are included in Note 2 and Note 9 to our audited consolidated financial statements included in our Form 10-K for the year ended December 31, 2015. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, the acceleration of the stock options or the sale of the common stock underlying the stock options.

2015 Option Exercises

The following table provides information on all stock option exercises by our named executive officers in fiscal 2015 and the value realized at such time, each before payment of any applicable withholding tax and brokerage commission.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
John N. Kapoor	—	—
Michael L. Babich	418,887	8,716,396
Darryl S. Baker	60,000	1,422,374
Franc Del Fosse	10,000	212,121
Dan Brennan	—	—

Benefits

We provide the following benefits to our executive officers on the same basis as the benefits provided to all employees:

●	health, dental and vision insurance;

●	life insurance;

●	long-term disability; and

●	defined contribution employee retirement plan, or 401(k) plan.

Employment Agreements

Employment agreements or written offer letters are used from time to time on a case by case basis, to attract and/or to retain executives. On April 18, 2013, we entered into an amended and restated employment agreement with Mr. Baker. On January 31, 2014, we entered into an employment agreement with Mr. Del Fosse. On October 20, 2015, we entered into an employment agreement with Mr. Brennan. Each of these employment agreements provides that the executive officer is an “at will” employee but each agreement, under certain circumstances discussed below, does provide for severance compensation in the event of a termination without “cause” or a resignation for “good reason.” Each agreement also contains certain customary restrictive covenants such as a non-compete clause and an agreement not to participate in Company competitors.

Pursuant to the terms and conditions of these agreements each of Messrs. Baker, Del Fosse and Brennan, is currently paid an annual base salary of $273,000, $260,000 and $350,000, respectively. Each executive is also eligible to participate in any officer incentive program of the Company adopted by the Board and/or the compensation committee that provides for the payment of annual performance-based cash bonuses to the Company’s executive officers. In order to earn and receive any such cash bonus, each executive must remain employed by the Company as an employee in good standing through the end of the applicable calendar year and the payout date for the bonus. Each of the named executive officer’s employment agreement also provides for potential severance compensation as described below under the section entitled “— Termination-Based Compensation.”

Dr. Kapoor has not entered into an employment agreement since his appointment as CEO. The Company may in the future enter into an employment agreement with Dr. Kapoor as approved by the Compensation Committee.

On November 4, 2015, Mr. Babich and the Company entered into a separation agreement. The terms and conditions of this separation agreement are based on the separation arrangements provided under Mr. Babich’s previously filed amended and restated employment agreement dated April 18, 2013 (the “Babich Employment Agreement”). Under this separation agreement, Mr. Babich resigned his employment and board position with our company as of November 4, 2015 (the “Separation Date”). This separation agreement provides for various obligations and covenants of Mr. Babich including: (i) a general release of claims and (iii) customary covenants that relate to, among other things, non-compete, non-disparagement, confidentiality and cooperation obligations. This separation agreement provides for various obligations and covenants of the Company including: (i) as provided for in the Babich Employment Agreement, severance payments to Mr. Babich in the form of continuation of his base salary as in effect on the Separation Date for a period of 12 months, (ii) a lump sum payment of $24,231, equal to 120 hours of vacation (which is his unused vacation benefits through the date of termination), (iii) as provided for in the Babich Employment Agreement, a lump sum severance payment of $443,014, which was intended to be his pro-rated bonus for 2015, (iv) as provided for in the Babich Employment Agreement, the acceleration of vesting of unvested shares subject to any outstanding stock options granted to Mr. Babich, and (v) the payment of COBRA benefits for Mr. Babich and his family for eighteen months from the Separation Date. For a more detailed description and copy of this agreement, please refer to our Current Report on Form 10-Q for the quarterly period ended September 30, 2015.

Termination-Based Compensation

Regardless of the manner in which a named executive officer’s employment terminates, the named executive officer is entitled to receive amounts earned during his term of employment, including salary and, to the extent required by state law, unused vacation pay.

Potential Termination-Based Payments. As discussed above under the section entitled “Employment Agreements,” we have entered into employment agreements with Messrs. Baker, Del Fosse and Brennan providing for certain termination-based payments. Each of our named executive officer’s employment is at-will, and either we or the officer may terminate the agreement at any time without cause and without notice. However, if we terminate a named executive officer without “cause,” or if the executive officer resigns for “good reason” (and the officer signs a release in our favor), the named executive officer will be entitled to receive salary continuation for a period of 12 months following his termination date, as well as an additional severance payment equal to his prorated target bonus for the year in which he is terminated, and all of the named executive officer’s unvested stock options and equity awards will immediately vest in full. For an indication of potential dollar amounts associated these termination payments, please refer to the base salary and bonus amount reflected above for each named executive officer.

For purposes of each of the named executive officer’s employment agreements, “cause” generally means the executive’s (i) conviction of a felony of crime involving fraud or dishonesty; (ii) participation in a fraud, act of dishonesty or misconduct; (ii) conduct constituting gross unfitness to serve as determined by our Board; (iii) violation of a statutory or fiduciary duty to us; (iv) breach of a material term of any material contract with the us; (v) repeated violation of any material company policy; or (v) repeated failure to adequately perform job duties. For purposes of each of the named executive officer’s employment agreements, “good reason” generally means, with respect to the executive, (A) a material reduction of base salary (unless in connection with a company-wide decrease); (B) our material breach of the employment agreement; (C) a material adverse change in the executive’s duties, authority or responsibilities or (D) a relocation of executive’s principal place of employment to a location outside the greater Phoenix metropolitan area.

To the extent that an event a termination without “cause” or a resignation for “good reason” of Messrs. Baker, Del Fosse or Brennan had occurred on December 31, 2015, we approximate that each officer would have received the following termination payments: (i) Mr. Baker: $409,500 in cash severance (based on a combined value of base salary and cash bonus) and an acceleration of unvested options with an intrinsic value of approximately $3,640,000; (ii) Mr. Del Fosse: $390,000 in cash severance (based on a combined value of base salary and cash bonus) and an acceleration of unvested options with an intrinsic value of approximately $1,530,000; and (iii) Mr. Brennan: $525,000 in cash severance (based on a combined value of base salary and cash bonus) and an acceleration of unvested options with no intrinsic value. The foregoing intrinsic value of the accelerated options reflects, on an aggregate basis, the excess of the market price on the date of acceleration over the original exercise price of any unvested options.

Termination-Based Payments Made to Mr. Babich. As discussed above under the section entitled “Employment Agreements,” we entered into a separation agreement with Mr. Babich on November 4, 2015. In addition, in connection with such arrangement, the Company accelerated unvested options under existing awards granted to Mr. Babich during his employment with the Company. Such acceleration of unvested options had an intrinsic value of approximately $9,130,371 to Mr. Babich, (which reflects, on an aggregate basis, the excess of the market price on the date of acceleration over the original exercise price). Mr. Babich’s separation agreement included a modification of his options to allow him to exercise these options up to two years following his separation date from the Company. In addition, Mr. Babich’s separation agreement provided for the continuation of his base salary as in effect on the Separation Date for a period of 12 months, which equated to $420,000 (ii) a lump sum payment of $24,231, equal to 120 hours of vacation (which is his unused vacation benefits through the Separation Date), (iii) a lump sum payment of $443,014, which was intended to be his pro-rated bonus for 2015 and (v) the payment of COBRA benefits for Mr. Babich and his family for eighteen months from the Separation Date, which equates to approximately $42,000.

Equity Compensation Plan Table

The following table sets forth certain information as of December 31, 2015, with respect to compensation plans under which shares of our common stock were issuable as of that date.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity Compensation plans approved by security holders:	7,138,089	(2)	12.33	2,664,816	(1)(2)
Equity Compensation plans not approved by security holders:	-		-	-
Total	7,138,089	(2)	12.33	2,664,816	(1)(2)

(1)	Includes 2,183,946 shares of common stock available under our 2013 Equity Incentive Plan and 480,870 shares of common stock available under our Employee Stock Purchase Plan.

(2)	Shares issuable as of December 31, 2015 and during 2015 pursuant to participation in our Employee Stock Purchase Plan have been treated as issued.

Outstanding Equity Awards at 2015 Year-End

The following table provides a summary of equity awards outstanding at December 31, 2015 for each of our named executive officers.

Outstanding Equity Awards At Fiscal Year-End

Option Awards (1)

Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price($)	Option Expiration Date(1)
John Kapoor	39,998	-	-	3.63	05/14/2023
	8,000	10,000	-	13.57	08/07/2024
	3,500	14,500		26.75	05/05/2025

Michael L. Babich	83,171	-	-	1.18	11/04/2017
	30,000	-	-	1.62	11/04/2017
	691,510	-	-	3.63	11/04/2017
	180,000	-	-	13.57	11/04/2017
	120,000	-	-	26.75	11/04/2017

Darryl S. Baker	120,002	-	-	1.18	12/27/2022
	113,760	106,240	-	3.63	05/14/2023
	30,000	60,000	-	13.57	08/07/2024
	7,292	42,708	-	26.75	05/05/2025

Franc Del Fosse	68,670	81,240	-	17.66	02/07/2024
	13,750	36,250	-	13.27	05/19/2024
	7,292	42,708	-	26.75	05/05/2025

Daniel Brennan	5,208	244,792	-	28.83	11/03/2025

(1)

Except for Mr. Babich’s options which were fully accelerated in connection with his separation agreement, each of these outstanding stock options vest in equal monthly installments over 48 months following the date of grant. Except for Mr. Babich’s options, each option award was granted exactly ten years prior to the listed option expiration date. In connection with the separation agreement entered into with Mr. Babich, the Company modified his options to allow for exercising until two years after his separation date. As appropriate, the stock amounts contained in this table reflect a two-for-one stock split of our common stock effected in June 2015. As a result of this split, stockholders received one additional share of Insys Therapeutics, Inc. common stock, par value $0.01, for each one share they held as of the record date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers, directors, and any persons who own more than 10% of common stock, to file reports of ownership of, and transactions in, our common stock with the SEC and furnish copies of such reports to us. Based solely on our review of the copies of such forms and amendments thereto furnished to us and written representations that no other such statements were required, we believe that during fiscal year 2015 our officers, directors and any person whom we understand owns more than 10% of our common stock complied with all such requirements.

CODE OF ETHICS

We have adopted a Code of Business Conduct and Ethics that applies to employees, officers and directors, including our executive management team, such as our Chief Executive Officer and Chief Financial Officer. This Code of Business Conduct and Ethics is posted on our website at www.insysrx.com (the contents of such website are not incorporated into this proxy statement). We intend to satisfy the requirements under Item 5.05 of Form 8-K regarding disclosure of amendments to, or waivers from, provisions of the Code of Business Conduct and Ethics by posting such information on our website.

We also have compliance and ethics policies applicable to our employees designed to prevent and detect violations of our Code of Business and Ethics Conduct, as well other internal policies and the law. A major goal of the compliance and ethics program is to promote an organizational culture that encourages ethical conduct and a commitment to compliance with the law. In this regard, we have established avenues for parties external to the Insys Therapeutics to raise compliance and ethics concerns with respect to our employees, directors and third parties doing business with the Company. If you have a concern of this nature, you may report it anonymously (or on a non-anonymous basis) by: (1) calling our Compliance Hotline (subject to local legal requirements), telephone number at 855-433-9921 from the U.S. or Puerto Rico; (2) visiting our Compliance Helpline Web–Reporting Tool: https://secure.ethicspoint.com/domain/media/en/gui/33922/index.html; or (3) mailing a note to the Insys Therapeutics compliance director at 1333 South Spectrum Blvd, Suite 100, Chandler, AZ 85286.

REPORT OF THE AUDIT COMMITTEE

The audit committee of Insys Therapeutics, Inc. (the “Audit Committee”) oversees the Company’s financial reporting process on behalf of the Board. As part of this oversight function, the Audit Committee oversees the Company’s compliance with legal and regulatory compliance and monitors the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002, which includes receiving regular reports and representations by management of the Company and its independent auditors, each of whom is given full and unlimited access to the Audit Committee to discuss any matters which they believe should be brought to our attention.

In carrying out its responsibilities, the Audit Committee acts in an oversight capacity. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the Audit Committee has met and discussed the audited financial statements with management. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors.

The Audit Committee has also received from, and discussed with, BDO the matters required to be discussed by Audit Standard No. 16 (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from the Company and its management, including the matters in the written disclosures and the applicable letter received by the Audit Committee from the independent auditors as required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence. The Audit Committee has also reviewed the certifications of the executive officers of the Company attached as exhibits to the Company’s Annual Report on Form 10-K for the 2015 fiscal year as well as all reports issued by the Company’s independent auditor related to its audit of the Company’s financial statements for the 2015 fiscal year.

The Audit Committee has also considered whether the independent auditors’ provision of non-audit services to the Company is compatible with the auditors’ independence. During the period that covers this report, BDO performed no non-audit services for the Company.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the SEC.

This report is submitted by the Audit Committee, consisting of:

Steven J. Meyer (Chairman)
Patrick P. Fourteau
Brian Tambi

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Transactions with Related Persons

Either the audit committee or the Board approves all related party transactions. The procedure for the review, approval or ratification for a related party transaction involves discussing the transaction with management, discussing the transaction with the external auditors, reviewing financial statements and related disclosures. In addition, the Board and the audit committee review the details of major deals and transactions to ensure that they do not involve related-party transactions. Members of management have been informed and understand that they are to bring related party transactions to the audit committee or the Board for approval. These policies and procedures are evidenced in writing in the audit committee charter and the Company’s Code of Business Conduct and Ethics.

The following includes a summary of transactions since January 1, 2015 to which we have been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described in the section entitled “Executive Compensation.”

Effective March 3, 2015, we entered into a consulting agreement with Dr. Kapoor, our then Executive Chairman, which was subsequently terminated upon Dr. Kapoor’s appointment as President and Chief Executive Officer on November 3, 2015. Under the terms of the agreement, Dr. Kapoor was to receive an annual consulting fee of $300,000. For the year ended December 31, 2015, the Company paid $200,000 to Dr. Kapoor for fees pursuant to the consulting agreement (and prior to him assuming the role of President and Chief Executive Officer). A complete copy of this agreement was filed as an exhibit to our Current Report on Form 8-K filed on March 3, 2015.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding beneficial ownership of our common stock outstanding as of March 15, 2016 by:

●	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

●	each of our directors;

●	each of our named executive officers; and

●	all of our directors and executive officers as a group.

The percentage ownership information shown in the table is based upon 71,651,901 shares of common stock outstanding as of March 15, 2016. Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, these rules require inclusion of shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before May 15, 2016, which is 60 days after March 15, 2016. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws. Except as otherwise noted below, the address for each person or entity listed in the table is c/o Insys Therapeutics, Inc., 1333 South Spectrum Blvd, Suite 100, Chandler, AZ 85286.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Shares
Greater than 5% Stockholders
The John N. Kapoor Trust dated September 20, 1989(2)	42,374,610	59.1%

The Kapoor Children’s 1992 Trust	4,557,950	6.4%

Scopia Capital Management LP and affiliated entities(13)	7,434,936	10.4%

OrbiMed Capital LLC and affiliated entities(14)	4,366,740	6.1%

Named Executive Officer and Directors
John N. Kapoor, Ph.D.(3)	48,226,714	67.3%
Darryl S. Baker(4)	337,080	*
Daniel Brennan(5)	42,240	*
Franc Del Fosse(6)	122,166	*
Patrick P. Fourteau(7)	230,952	*
Pierre Lapalme(8)	169,270	*
Steven Meyer(9)	164,004	*
Theodore H. Stanley, M.D.(10)	80,024	*
Brian Tambi(11)	180,004	*
All executive officers and directors as a group (9 persons)(12)	49,552,454	69.2%

*	Represents beneficial ownership of less than 1%.

(1)

Includes all shares beneficially owned, whether directly and indirectly, individually or together with associates, jointly or as community property with a spouse, as well as any shares as to which beneficial ownership may be acquired within 60 days of March 15, 2016 by the exercise of options, warrants or other convertible securities. Unless otherwise specified in the footnotes that follow, the indicated person or entity has sole voting power and sole investment power with respect to the shares.

(2)

John N. Kapoor, Ph.D., our founder, Chairman, President and Chief Executive Officer and principal stockholder, is the sole trustee and sole beneficiary of The John N. Kapoor Trust, dated September 20, 1989 and is the grantor of The Kapoor Children’s 1992 Trust. The address for these Kapoor related trusts is 100 North Field Drive, Ste. 15, Lake Forest, IL 60045.

(3)

Includes 31,982 shares held by Dr. Kapoor in his individual capacity; 57,498 shares that Dr. Kapoor has the right to acquire from us within 60 days of March 15, 2016 pursuant to the exercise of stock options; 42,374,610 shares held by The John N. Kapoor Trust, dated September 20, 1989, of which Dr. Kapoor is the sole trustee and sole beneficiary; 4,557,950 shares held by The Kapoor Children’s Trust, the trustee of which is an employee of EJ Financial Enterprises Inc., a company for which Dr. Kapoor serves as President, and the beneficiaries of which are Dr. Kapoor’s children; 56,288 shares held by EJ Financial/NEO Management, L.P., of which Dr. Kapoor is Managing General Partner; 18,662 shares held by The John and Editha Kapoor Charitable Foundation, or the Charitable Foundation, of which Dr. Kapoor is a joint trustee; and 1,129,724 shares of common stock owned by several trusts, the trustee of which is an employee of EJ Financial Enterprises Inc., a company for which Dr. Kapoor serves as President, and the beneficiaries of which are Dr. Kapoor’s family.

(4)	Represents 11,030 shares held by Mr. Baker and 326,050 shares that Mr. Baker has the right to acquire from us within 60 days of March 15, 2016 pursuant to the exercise of stock options.

(5)	Represents 5,782 shares held by Mr. Brennan and 36,458 shares that Mr. Brennan has the right to acquire from us within 60 days of March 15, 2016 pursuant to the exercise of stock options.

(6)	Represents 1,116 shares held by Mr. Del Fosse and 121,050 shares that Mr. Del Fosse has the right to acquire from us within 60 days of March 15, 2016 pursuant to the exercise of stock options.

(7)	Represents 79,682 shares held by Mr. Fourteau and 151,270 shares that Mr. Fourteau has the right to acquire from us within 60 days of March 15, 2016 pursuant to the exercise of stock options.

(8)

Represents 18,000 shares beneficially held by Mr. Lapalme and 151,270 shares that Mr. Lapalme has the right to acquire from us within 60 days of March 15, 2016 pursuant to the exercise of stock options.

(9)	Represents 18,000 shares beneficially held by Mr. Meyer and 146,004 shares that Mr. Meyer has the right to acquire from us within 60 days of March 15, 2016 pursuant to the exercise of stock options.

(10)	Represents 18,200 shares held by Dr. Stanley and 61,824 shares that Dr. Stanley has the right to acquire from us within 60 days of March 15, 2016 pursuant to the exercise of stock options.

(11)	Represents 180,004 shares that Mr. Tambi has the right to acquire from us within 60 days of March 15, 2016 pursuant to the exercise of stock options.

(12)	Includes 1,231,428 shares that our current executive officers and directors as a group have the right to acquire from us within 60 days of March 15, 2016 pursuant to the exercise of stock options.

(13)

Based solely on a Schedule 13G/A filed with the SEC on March 10, 2016, Scopia Capital Management LP and certain affiliated entities have sole voting power with respect to 7,434,936 shares and sole dispositive power with respect to 4,737,255 shares. The address for these entities is 152 West 57th Street, 33rd Floor, New York, NY 10019.

(14)

Based on information set forth in a Schedule 13G filed with the SEC by an individual and entities affiliated with OrbiMed Capital LLC on March 16, 2016, these shares consist of 1,563,200 shares held by OrbiMed Advisors LLC and 2,803,540 shares held by OrbiMed Capital LLC. Samuel D. Isaly is the Managing Member and a control person of both of these entities and may be deemed to have beneficial ownership of the shares held by these two entities. The address for these entities is 601 Lexington Avenue, 54th floor, New York, New York 10022.

ANNUAL REPORT

A COPY OF OUR 2015 ANNUAL REPORT ACCOMPANIES THIS PROXY STATEMENT. WE WILL PROVIDE, WITHOUT CHARGE, A COPY OF OUR FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, AS FILED WITH THE SEC, UPON REQUEST IN WRITING FROM ANY PERSON WHO WAS A HOLDER OF RECORD OR WHO REPRESENTS IN GOOD FAITH THAT SUCH PERSON WAS A BENEFICIAL OWNER OF COMMON STOCK AS OF THE RECORD DATE. REQUESTS SHOULD BE MADE TO INSYS THERAPEUTICS, INC., ATTENTION: INVESTOR RELATIONS, 1333 SOUTH SPECTRUM BLVD, SUITE 100, CHANDLER, AZ 85286.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Brokers with account holders who are Insys Therapeutics stockholders may be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker and direct your written request to Insys Therapeutics, Inc., Attention: Investor Relations, 1333 South Spectrum Blvd, Suite 100, Chandler, AZ 85286, and one will be promptly provided. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

As of the date of this proxy statement, management is unaware of any matter for action by stockholders at the meeting other than those described in the accompanying notice. The enclosed proxy, however, will confer discretionary authority with respect to any other matter that may properly come before the annual meeting, or any adjournment thereof. It is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on any such matter.

insys THERAPEUTICS, INC.

IMPORTANT ANNUAL MEETING INFORMATION

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 3, 2016.

Vote by Internet

- Go to **www.investorvote.com/INSY**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. [X]

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR the nominees listed.

1. To elect three Class III directors nominated by our board of directors, each for a three year term expiring at the annual meeting of stockholders to be held in 2019 or until his successor has been duly elected and qualified or until the earlier of his death, resignation or removal.

Nominee	For	Withhold
01 - Patrick P. Fourteau	☐	☐
02 - Dr. John N. Kapoor	☐	☐
03 - Dr. Theodore H. Stanley	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

The Board of Directors recommends you vote 3 Years on the following proposal.

Proposal	1 Year	2 Years	3 Years	Abstain
4. To approve the frequency of the future advisory votes to approve the compensation of our named executive officers.	☐	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Insys Therapeutics, Inc.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS — May 3, 2016

I appoint Darryl S. Baker and Franc Del Fosse, individually and together, proxies with full power of substitution, to vote all my shares of common stock of Insys Therapeutics, Inc. (the "Company") which I have the power to vote at the Annual Meeting of Stockholders to be held at the Company's headquarters located at 1333 S. Spectrum Blvd., Suite 100, Chandler, AZ 85286 at 11:00 a.m., local time on May 3, 2016, and at any adjournments or postponements of the meeting. I revoke any proxy previously given and acknowledge that I may revoke this proxy prior to its exercise.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE INDICATED, THE SHARES WILL BE VOTED AS FOLLOWS: (1) "FOR" THE ELECTION OF EACH CLASS III DIRECTOR NOMINEE NOMINATED BY THE BOARD; (2) "FOR" THE RATIFICATION OF THE SELECTION BY OUR AUDIT COMMITTEE OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016; (3) "FOR" THE ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS; AND (4) "FOR" 3 YEARS ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED OFFICERS AS RECOMMENDED IN OUR PROXY STATEMENT. The proxies may vote according to their discretion on any other matter which may properly come before the meeting.

YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE THE OTHER SIDE OF THIS PROXY CARD AND RETURN IT PROMPTLY USING THE ENCLOSED ENVELOPE.

(Items to be voted appear on reverse side.)